 EXHIBIT 3.2

Amendment

to

Amended and Restated Bylaws

Orchids Paper Products Company

1. Section 1.2 of the Bylaws is hereby amended in its entirety to read as follows:

Section 1.2 Special Meetings.

(i)     Special meetings of stockholders may be called by the Board of Directors, the Chairman of the Board, the chief executive officer of the corporation, president of the corporation or by the stockholders in accordance with Section 1.2(ii) and as elsewhere provided herein.

(ii)     A special meeting of stockholders shall be called by the secretary of the corporation at the written request or requests (each, a "Special Meeting Request" and, collectively, the "Special Meeting Requests") of holders of record of at least twenty-five percent (25%) of the voting power of the issued and outstanding capital stock entitled to vote on the matter or matters to be brought before the proposed special meeting (the "Requisite Percentage"). A Special Meeting Request must be submitted to the secretary, shall be signed and dated by each stockholder of record (or a duly authorized agent of such stockholder) requesting the special meeting (each, a "Requesting Stockholder"), shall comply with Section 1.2 and Section 1.10, and shall include:

(A)    a statement of the specific purpose or purposes of the special meeting and a description of any material interest of each stockholder requesting the meeting in the specific purpose or purposes of the meeting;

(B)    the information required by Section 1.12;

(C)    an acknowledgement by the Requesting Stockholders that a disposition of shares of the corporation's capital stock owned of record or beneficially as of the date on which the Special Meeting Request in respect of such shares is delivered to the secretary that is made at any time prior to the special meeting shall constitute a revocation of such Special Meeting Request with respect to such disposed shares; and

(D)    a representation (I) that the Requesting Stockholders shall continue to hold the Requisite Percentage for the period beginning on the date the Special Meeting Request is submitted to the secretary up to and through the special meeting; (II) that each Requesting Stockholder and its agents acknowledge that any disposition of the Company’s common stock by the Requesting Stockholders during the period beginning on the date the Special Meeting Request is submitted to the secretary up to and through the special meeting, shall constitute a revocation of such request with respect to such shares, and further (III) that each Requesting Stockholder and its agents acknowledge that if the Requesting Stockholders do not hold the Requisite Percentage for the period beginning on the date the Special Meeting Request is submitted to the secretary up to and through the special meeting, the Board of Directors may, in its discretion, cancel the special meeting.

(iii)     Notwithstanding the foregoing provisions of this Section 1.2, a special meeting requested by stockholders shall not be called if:

(A)    the Special Meeting Request does not comply with this Section 1.2,

(B)    the Special Meeting Request relates to an item of business that is not a proper subject for stockholder action under applicable law,

EXHIBIT 3.2

(C)    the Special Meeting Request is received by the corporation during the period commencing ninety (90) days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of the next annual meeting,

(D)    an annual or special meeting of stockholders that included an identical or substantially similar item of business ("Similar Business") was held within 120 days prior to the valid Special Meeting Request being received by the secretary,

(E)    the Board of Directors, the Chairman of the Board, the Chief Executive Officer or President has called or calls for an annual or special meeting of stockholders to be held within ninety (90) days after the Special Meeting Request is received by the secretary and the business to be conducted at such meeting includes the Similar Business, or

(F)    the Special Meeting Request was made in a manner that involved a violation of Regulation 14A under the Securities Exchange Act of 1934 or other applicable law. The Board of Directors shall determine in good faith whether the requirements set forth in this Section 1.2(iii) and related provisions of these Bylaws have been satisfied.

(iv)    In determining whether a special meeting of stockholders has been requested by the record holders of shares representing in the aggregate at least the Requisite Percentage, multiple Special Meeting Requests delivered to the secretary will be considered together only if (A) each Special Meeting Request identifies substantially the same purpose or purposes of the special meeting and substantially the same matters proposed to be acted on at the special meeting (in each case as determined in good faith by the Board of Directors), and (B) such Special Meeting Requests have been dated and delivered to the secretary within ten (10) days of the earliest dated Special Meeting Request. A Requesting Stockholder may revoke a Special Meeting Request at any time by written revocation delivered to the secretary and if, following such revocation, there are outstanding un-revoked requests from Requesting Stockholders holding less than the Requisite Percentage, the Board of Directors may, in its discretion, cancel the special meeting. If none of the Requesting Stockholders appears or sends a duly authorized agent to present the business to be presented for consideration that was specified in the Special Meeting Request, the corporation need not present such business for a vote at such special meeting.

(v)    Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the corporation's notice of meeting pursuant to Section 1.4 of this Article 1. Nothing contained herein shall prohibit the Board of Directors from submitting matters to the stockholders at any special meeting requested by stockholders.

(vi)    Special meetings shall be held at such date and time as may be fixed by the Board of Directors in accordance with these bylaws; provided, however, that in the case of a special meeting requested by stockholders, the date of any such special meeting shall not be more than ninety (90) days after a Special Meeting Request that satisfies the requirements of this Section 1.02 is received by the secretary. Special meetings shall be held at such place within or without the State of Delaware as is specified in the notice of meeting fixed by the Secretary.

2. The first sentence of Section 1.12 shall be revised in its entirety to read as follows:

At any special meeting of the stockholders, only such business shall be conducted as shall have been brought before the meeting (i) by or at the direction of the Board or (ii) in accordance with Section 1.2.

3. Section 1.13(b) shall be revised in its entirety to read as follows:

(b)    Notwithstanding the foregoing provisions of Section 1.11 and Section 1.12, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the corporation to present a nomination or business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the corporation.